Exhibit 99.1

LYNCH INTERACTIVE
CORPORATION


                                                                   Press Release
                                                           For Immediate Release



                    LYNCH INTERACTIVE CORPORATION CONSIDERING
                   OFFERING OF CONVERTIBLE NOTES AND WARRANTS

RYE, New York, March 26, 2003 - On December 23, 2002, Lynch Interactive Corporation (ASE: LIC) announced that it planned to issue transferable rights to its common stockholders entitling them to purchase units consisting of a zero-coupon convertible note and a warrant to acquire shares of its common stock. Lynch Interactive anticipates raising approximately $14 million in the planned rights offering, which it now expects to take place during the second quarter of 2003.

The terms of the rights offering, including the exercise price and the number of units into which rights are exercisable, will be determined on or prior to the issuance of the rights. The zero-coupon convertible note is expected to have a five-year maturity and an initial conversion price of $40 per share, which then declines by 1% per month until maturity. The warrant is expected to have a ten-year term and will entitle the holder to purchase 25 shares of common stock at an exercise price of $60 per share. The company will have a one-time right to reduce the exercise price of the warrant by 30% for a sixty-day period at any time when the trading price of the common stock exceeds $60.00 for a period of at least ten consecutive days.

The purpose of the offering is to raise capital for future acquisitions and general corporate purposes.

The rights offering will be made solely by means of a prospectus delivered to Lynch Interactive stockholders. The registration statement of which such prospectus is a part has neither been filed with nor declared effective by the Securities and Exchange Commission. These securities may not be sold, nor may offers to subscribe for them be accepted, prior to the time such registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state of other jurisdiction.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, future action or inaction by the Board of Directors of Lynch
Interactive with respect to the matters referred to in this press release. Although Lynch Interactive believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Lynch Interactive or any other person that the objectives and plans of Lynch Interactive will be achieved. Lynch Interactive Corporation is a diversified company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas. Our World Wide Web address is: http://www.lynchinteractivecorp.com.

Contact:
Robert E. Dolan
Chief Financial Officer
(914) 921-8821 Release 03-03











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